Exhibit 99.1

Company Contact: Charles R. Waldron Chief Financial Officer (703) 709-9119 bob_waldron@learningtree.com

LEARNING TREE ANNOUNCES SECOND QUARTER 2010 RESULTS

Reston, VA — May 11, 2010 – Learning Tree International, Inc. (NASDAQ: LTRE) announced today its revenues and results of operations for its second quarter of fiscal year 2010, which ended April 2, 2010. Revenues for the quarter ended April 2, 2010 were $28.3 million compared with $30.5 million for the same quarter of the prior fiscal year.

For its second quarter of fiscal year 2010, the company reported a loss from operations of $2.2 million, an improvement compared to the loss from operations of $2.5 million for its second quarter of fiscal year 2009. In its second quarter of fiscal year 2010, Learning Tree recorded a one-time charge of $1.1 million for an expected period of vacancy due to the exercise of an option by one of its London education center sub tenants to terminate its sublease. In its second quarter of fiscal year 2009, Learning Tree had recorded one-time charges of $0.8 million for restructuring costs and $0.4 million related to a potential sale of the company. The net after-tax loss for the second quarter of fiscal year 2010 was $1.3 million compared with the $1.4 million net after-tax loss for the second quarter of fiscal year 2009. Loss per share for the second quarter of fiscal year 2010 was $0.09, unchanged from the same quarter of fiscal year 2009.

Revenues for the first six months of fiscal year 2010 were $60.8 million compared with $68.5 million for the same period in fiscal year 2009. Learning Tree’s income from operations for the first six months of its fiscal year 2010 was $1.7 million. This compares to income from operations of $0.2 million for the first six months of fiscal year 2009.

Net income for the first half of fiscal year 2010 was $1.2 million, or $0.08 per share. This compares to net income of $0.5 million, or $0.03 per share, for the first half of fiscal year 2009.

“We are pleased with our cost control and revenue enhancement measures, as the year-over-year decline in our quarterly revenues was the smallest since the financial crisis began in 2008,” Learning Tree President and CEO Nicholas R. Schacht commented. “We also see positive signs from our customers going forward, including strong interest in Learning Tree AnyWare™, our patent-pending online learning platform which allows online participation from any location in live Learning Tree instructor-led classes, and a new contract we were recently awarded by the U.S. Department of Veterans Affairs, which could be worth up to $60 million over five years.”

Learning Tree International is a leading global provider of highly effective, hands-on training to managers and information technology professionals. Since 1974, over 65,000 organizations have relied on Learning Tree to enhance the professional skills of more than 2 million employees. Learning Tree develops, markets and delivers a broad, proprietary library of instructor-led courses focused on people and project management; leadership and business skills; Web development; operating systems; databases; networking; IT security; and software development. Courses are presented globally at Learning Tree Education Centers, on site at client facilities, and are available via Learning Tree AnyWare™, the Company’s proprietary live, online instructor-led training delivery option which connects online participants to the actual classroom. For more information about Learning Tree products and services, call 1-888-THE-TREE (1-888-843-8733), or visit the Learning Tree Web site at www.learningtree.com.

Except for historical information contained herein, the matters addressed in this press release are forward-looking statements. Please do not put undue reliance on these forward-looking statements, since they are based on key assumptions about future risks and uncertainties. Although Learning Tree believes that its assumptions are reasonable, inevitably some will prove to be incorrect. As a result, Learning Tree’s actual future results can be expected to differ from those in this release, and those differences may be material. Learning Tree is not undertaking any obligation to update forward-looking statements. In order to help the reader assess the major risks in Learning Tree’s business, Learning Tree has identified many, but not all, of these risks in Item 1A, “Risk Factors” in Learning Tree’s Annual Report on Form 10-K (“Item 1A”). Please read that exhibit carefully. Some of the factors discussed in Item 1A that could affect Learning Tree include: risks associated with the timely development, introduction, and customer acceptance of Learning Tree’s courses; competition; international operations, including currency fluctuations; changing economic and market conditions; technology development and new technology introduction; efficient delivery and scheduling of Learning Tree’s courses; adverse weather conditions, strikes, acts of war or terrorism and other external events; and attracting and retaining qualified personnel.

Webcast

An investor conference call to discuss second quarter results is scheduled at 4:30 pm EDT May 11, 2010. Interested parties are invited to listen to the conference call by accessing the webcast live on Learning Tree’s website www.learningtree.com/investor. The webcast will also be available at www.learningtree.com/investor for replay.

Table 1

LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(all amounts in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	April 2, 2010	April 3, 2009	April 2, 2010	April 3, 2009
Revenues	$28,293	$30,526	$60,798	$68,492
Cost of revenues	13,696	14,398	27,723	30,715

Gross profit	14,597	16,128	33,075	37,777

Operating expenses:
Course development	1,873	1,977	3,590	4,188
Sales and marketing	7,679	8,846	14,480	17,957
General and administrative	7,215	7,766	13,291	15,421

Total operating expenses	16,767	18,589	31,361	37,566

Income (loss) from operations	(2,170)	(2,461)	1,714	211
Other income (expense), net	137	344	360	722

Income (loss) before income taxes	(2,033)	(2,117)	2,074	933
Provision (benefit) for income tax	(762)	(756)	922	452

Net income (loss)	$(1,271)	$(1,361)	$1,152	$481

Earnings (loss) per share—diluted	$(0.09)	$(0.09)	$0.08	$0.03

LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (all amounts in thousands)
	April 2, 2010	October 2, 2009
Cash and cash equivalents	$34,535	$44,313
Available for sale securities	36,989	29,497
Trade accounts receivable, net	12,950	15,157
Prepaid expenses and other	8,136	7,776

Total current assets	92,610	96,743
Depreciable assets, net and other	38,126	40,077

Total assets	$130,736	$136,820

Accounts payable and accrued liabilities	$18,942	$22,327
Deferred revenues	35,797	38,103

Total current liabilities	54,739	60,430
Other	14,196	13,528

Total liabilities	68,935	73,958

Stockholders’ equity	61,801	62,862

Total liabilities and stockholders’ equity	$130,736	$136,820